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                                                                  Exhibit 99.3

                        SUMMARY UPDATE OF SALE PROCESS
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         At a hearing conducted on November 16, 2006, Solutia Inc. ("Solutia")
informed the Bankruptcy Court that it was undertaking an exploratory sale process (a "Sale"), which could involve the sale of the equity of reorganized Solutia, through Solutia's plan of reorganization, to a third party purchaser. If a Sale is consummated, Solutia contemplates that the proceeds from the Sale will be used to fund the settlement with Solutia's retirees, certain ongoing legacy liabilities, and cash distributions to Solutia's creditors.

         In connection with the Sale process, Solutia and/or its advisors contacted 18 potential strategic and financial purchasers. Solutia's management team made business and financial presentations to these potential purchasers. Indications of interest were due on December 19, 2006. The Company is currently evaluating the indications of interest in consultation with its legal and financial advisors.

CAUTIONARY AND FORWARD LOOKING STATEMENTS.

         This Summary Update of Sale Process may contain forward-looking
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statements, which can be identified by the use of words such as "believes,"
"expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia's most recent Annual Report on Form 10-K, under "Cautionary Statement About Forward Looking Statements," Solutia's quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.